Exhibit 10.26
MARATHON OIL CORPORATION
CASH RETENTION AWARD AGREEMENT
July 1, 2005
          Pursuant to this Award Agreement, MARATHON OIL CORPORATION (the “Corporation”) hereby grants to [NAME] (the “Participant”), an employee of the Corporation or an Affiliate, on {DATE} (the “Grant Date”), a cash retention award (“Award”) of $[AMOUNT]. The Award is subject to the following terms and conditions:
     1. Definitions. For purposes of this Award Agreement:
          “Affiliate” means (a) any corporation of which the Corporation directly or indirectly owns shares representing 50% or more of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation or (b) any joint venture or partnership in which the Corporation has at least 50% ownership, voting, capital or profit interests (in whatever form).
          “Change in Control” shall have the same meaning as that set forth in the Marathon Oil Corporation 2003 Incentive Compensation Plan.
          “Employment” means employment with the Corporation, an Affiliate, or a successor entity.
     2. Payment and Forfeiture of Award.
     (a) The Award shall be payable in cash on September 18, 2006; provided, however, that the Participant must be in continuous Employment from the Grant Date through the payment date in order for the applicable payment to be made. If the Employment of the Participant is terminated for any reason other than death prior to the payment date, the Participant shall forfeit the right to receive any payments pursuant to this Award Agreement. The payment will be made on or as soon as administratively feasible after the scheduled payment date.
     (b) The Participant’s right to receive future cash payments pursuant to this Award Agreement shall be accelerated and such payments shall be immediately payable in full, irrespective of the limitations set forth in subparagraph (a) above, to the Participant’s estate upon termination of the Participant’s Employment due to death.
     3. Vesting Upon a Change of Control. Notwithstanding anything herein to the contrary, upon the occurrence of a Change in Control prior to September 18, 2006, the Participant’s right to receive the Award, unless previously forfeited pursuant to Paragraph 2, shall vest in full. The Award payment shall be made to the Participant on or as soon as administratively feasible after September 18, 2006. Such vesting shall satisfy the rights of the Participant and the obligations of the Corporation under this Award Agreement in full.
     4. Taxes. The Corporation or its designated representative shall have the right to withhold applicable taxes from the Award payment otherwise deliverable to the Participant pursuant to Paragraph 2 or 3, or from other compensation payable to the Participant.
     5. Nonassignability. The Participant may not sell, transfer, assign, pledge or otherwise encumber any portion of the Award, and any attempt to sell, transfer, assign, pledge, or encumber any portion of the Award shall have no effect.
     6. No Employment Guaranteed. Nothing in this Award Agreement shall give the Participant any rights to (or impose any obligations for) continued Employment by the Corporation or any Affiliate or successor, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.
     7. Modification of Agreement. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Corporation, provided that no modification may, without the consent of the Participant, adversely affect the rights of the Participant.

Marathon Oil Corporation

By: /s/ Eileen M. Campbell

Authorized Officer

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